Exhibit 10.1

FIRST AMENDMENT TO
WJ COMMUNICATIONS, INC.
AMENDED AND RESTATED
2000 NON-EMPLOYEE DIRECTOR
STOCK COMPENSATION PLAN

This First Amendment to the WJ Communications, Inc. (the “Company”) Amended and Restated 2000 Non-Employee Director Stock Compensation Plan (the “Non-Employee Director Plan”) is made pursuant to Section 12 of the Non-Employee Director Plan.

Recitals:

WHEREAS,  the 2000 Non-Employee Director Stock Compensation Plan was first adopted by the Company and approved by the stockholders in August 2000;

WHEREAS, the 2000 Non-Employee Director Stock Compensation Plan was amended and restated by the Company in 2003 to (i) increase the available shares authorized for issuance from 570,000 to 800,000 and (ii) provide for restructured director compensation arrangements;

WHEREAS, the Non-Employee Director Plan was submitted to and approved by the stockholders on July 15, 2003;

WHEREAS, in 2006 in connection with the Company’s annual meeting, the Board of Directors determined to amend the Non-Employee Director Plan to increase the number of shares available from 800,000 to 1,000,000 (the “First Amendment”); and

WHEREAS, the First Amendment was approved by the Company stockholders at the Company’s annual meeting on July 20, 2006.

NOW THEREFORE:

Section 5 of the Non-Employee Director Plan is amended to delete “800,000” and insert “1,000,000” in its place to reflect an increase in the shares reserved for use under the Non-Employee Director Plan.

All other terms and conditions of the Non-Employee Director Plan remain in full force and effect.

The First Amendment to the Non-Employee Director Plan was approved by the Board of Directors on June 1, 2006 and submitted to, and approved by, the Company’s stockholders in connection with the Company’s July 20, 2006 annual meeting.